Exhibit 99.1

AptarGroup Reports All-Time High Quarterly Results; Declares Dividend


    CRYSTAL LAKE, Ill.--(BUSINESS WIRE)--Oct. 17, 2007--AptarGroup, Inc. (NYSE:ATR) today reported the highest quarterly results in its history. The Company's Board of Directors also declared a quarterly dividend of $.13 per share.

    Third Quarter 2007 Highlights

    --  Earnings per share climbed 40% to a record $.56 per share

    --  German tax law changes contributed $.03 per share

    --  Sales rose 20% to a record $485.7 million

    --  Pharma and Beauty & Home segments were particularly strong

    --  $19.7 million spent to repurchase 545,000 shares

    THIRD QUARTER RESULTS

    For the quarter ended September 30, 2007, sales increased 20% to a record $485.7 million, up from $404.9 million a year ago. Strong dispensing system sales accounted for 13% of the growth while changes in exchange rates contributed 6% and acquisitions added 1%.

    Commenting on the quarter, Carl Siebel, President and CEO, said, "I'm pleased to report that we had another excellent quarter. Our international presence and dedication to being the innovation leader in our industry enabled us to once again post increased sales and profits across each of our business segments."


                 Third Quarter Segment Sales Analysis
                       (Growth Over Prior Year)

                                Beauty &                      Total
                                  Home   Closures  Pharma  AptarGroup
                                --------------------------------------
Product and Custom Tooling Sales  15%       5%      21%        13%
Currency Effects                   6%       5%       7%        6%
Sales from Acquired Companies      1%       1%       0%        1%
                                --------------------------------------
Total Growth                      22%      11%      28%        20%
                                ======================================


    Operating income increased to a record $57.4 million, up 29% from $44.6 million a year ago primarily due to the strength of the Pharma and Beauty & Home segments. Beauty & Home segment income (income before interest expense net of interest income, stock option and corporate expenses, income taxes and unusual items) increased 38% to $25.6 million driven by demand from the personal care and fragrance/cosmetic markets. Strong demand for nasal spray pumps and metered dose inhaler valves drove Pharma segment income to $29.4 million or an increase of 35%. Closures segment income rose 6% to $12.5 million primarily due to stronger sales to the food and beverage market.

    Diluted earnings per share increased 40% to a record $.56 per share compared to $.40 per share in the prior year. Included in 2007 earnings per share is a positive tax benefit of approximately $.03 per share related to tax law changes in Germany. Siebel added, "Record earnings were driven by strong demand for our innovative products, particularly in our Pharma and Beauty & Home segments where we also realized improved operating performance. Our Closures segment also posted increased profits primarily due to strong demand from the European and Latin American markets. However, Closures' growth was hampered by softer demand from the U.S. personal care market."

    YEAR-TO-DATE RESULTS

    For the year-to-date, sales increased 19% to a record $1.4 billion from approximately $1.2 billion a year ago. Dispensing system sales increased 12% while changes in exchange rates added 6% and acquisitions contributed 1% to AptarGroup's top line.

    Operating income increased to a record $161.6 million, up 34% from $120.8 million a year ago. Diluted earnings per share, including the $.03 per share positive tax benefit recorded in the third quarter, increased 41% to $1.48 per share compared to $1.05 per share a year ago.

    OUTLOOK

    Siebel commented, "Looking to the fourth quarter, we expect each of our business segments to grow over the prior year with notable strength coming from our Pharma and Beauty & Home segments. We estimate that diluted earnings per share for the fourth quarter will be in the range of $.43 to $.46 per share, or an increase of 13% to 21%, compared to $.38 per share reported a year ago."

    CASH DIVIDEND AND SHARE REPURCHASE PROGRAM

    The Board of Directors declared a quarterly dividend of $.13 per share, payable November 21, 2007 to shareholders of record as of October 31, 2007. Also during the quarter, the Company repurchased approximately 545,000 shares of common stock for $19.7 million leaving approximately 2.5 million shares authorized for repurchase at the end of the third quarter.

    OPEN CONFERENCE CALL

    There will be a conference call on Thursday October 18, 2007 at 8:00 a.m. CDT to discuss the Company's third quarter results for 2007. The call will last approximately one hour. Interested parties are invited to listen to a live webcast by visiting the Investor Relations page at www.aptargroup.com. Replay of the conference call can also be accessed on the Investor Relations page of the web site.

    AptarGroup, Inc. is a leading global supplier of a broad range of innovative dispensing systems for the fragrance/cosmetic, personal care, pharmaceutical, household and food/beverage markets. AptarGroup is headquartered in Crystal Lake, Illinois, with manufacturing facilities in North America, Europe, Asia, and South America. For more information, visit the AptarGroup web site at www.aptargroup.com.

    This press release contains forward-looking statements. Forward-looking statements are made pursuant to the safe harbor provisions of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934 and are based on management's beliefs as well as assumptions made by and information currently available to management. Accordingly, AptarGroup's actual results may differ materially from those expressed or implied in such forward-looking statements due to known or unknown risks and uncertainties that exist including, but not limited to, those related to overall business conditions in the various markets in which AptarGroup operates, the competitive marketplace, fiscal and monetary policy, changes in foreign exchange rates, direct or indirect consequences of acts of war or terrorism, labor relations and other risks and uncertainties discussed from time to time in AptarGroup's filings with the Securities and Exchange Commission, including its Form 10-K's and 10-Q's. Readers are cautioned not to place undue reliance on forward-looking statements.


                           APTARGROUP, INC.
       Condensed Consolidated Financial Statements (Unaudited)

                (In Thousands, Except Per Share Data)
                  CONSOLIDATED STATEMENTS OF INCOME

                          Three Months Ended      Nine Months Ended
                             September 30,          September 30,
                         --------------------- -----------------------
                            2007       2006       2007        2006
                         ---------- ---------- ----------- -----------

Net Sales                $ 485,692  $ 404,905  $1,408,409  $1,178,998
Cost of Sales (exclusive
 of depreciation shown
 below)                    330,438    274,517     949,293     796,821
Selling, Research &
 Development and
 Administrative             65,773     57,406     205,303     177,863
Depreciation and Other
 Amortization               32,065     28,340      92,246      83,503
                         ---------- ---------- ----------- -----------
Operating Income            57,416     44,642     161,567     120,811
 Other Income/(Expense):
 Interest Expense           (4,880)    (4,479)    (14,335)    (12,186)
 Interest Income             2,222      1,012       5,600       2,753
 Equity in Results of
  Affiliates                   158        177         426         420
 Minority Interests            (22)        38          (4)        (94)
 Miscellaneous, net           (303)      (219)     (1,513)     (1,154)
                         ---------- ---------- ----------- -----------
Income before Income
 Taxes                      54,591     41,171     151,741     110,550
Provision for Income
 Taxes                      15,196     12,928      45,798      34,829
                         ---------- ---------- ----------- -----------
Net Income               $  39,395  $  28,243  $  105,943  $   75,721
                         ========== ========== =========== ===========

Net Income per Share
- Basic (a)              $    0.58  $    0.41  $     1.54  $     1.08
                         ========== ========== =========== ===========
Net Income per Share
- Diluted (a)            $    0.56  $    0.40  $     1.48  $     1.05
                         ========== ========== =========== ===========

Average Number of Shares
- Basic (a)                 68,488     69,292      68,902      69,838
Average Number of Shares
- Diluted (a)               70,909     70,878      71,717      72,066

(a) Previously reported Net Income per Share and Average Number of Shares have been restated to reflect the two-for-one stock split on May 9, 2007.


                           APTARGROUP, INC.
       Condensed Consolidated Financial Statements (Unaudited)
                             (continued)
                            (In Thousands)
                     CONSOLIDATED BALANCE SHEETS

                                 September 30, 2007  December 31, 2006
ASSETS

Cash and Equivalents             $          270,073 $          170,576
Receivables, net                            380,187            320,969
Inventories                                 263,426            226,455
Other Current Assets                         64,280             44,820
                                 ------------------ ------------------
  Total Current Assets                      977,966            762,820
Net Property, Plant and Equipment           628,745            591,077
Goodwill, net                               219,903            207,882
Other Assets                                 28,077             30,233
                                 ------------------ ------------------
Total Assets                     $        1,854,691 $        1,592,012
                                 ================== ==================

LIABILITIES AND STOCKHOLDERS'
 EQUITY

Short-Term Obligations           $          207,065 $          127,424
Accounts Payable and Accrued
 Liabilities                                340,368            272,761
                                 ------------------ ------------------
  Total Current Liabilities                 547,433            400,185
Long-Term Obligations                       146,545            168,877
Deferred Liabilities                         85,733             76,550
                                 ------------------ ------------------
Total Liabilities                           779,711            645,612
Stockholders' Equity                      1,074,980            946,400
                                 ------------------ ------------------
Total Liabilities and
 Stockholders' Equity            $        1,854,691 $        1,592,012
                                 ================== ==================


                           APTARGROUP, INC.
       Condensed Consolidated Financial Statements (Unaudited)
                             (continued)
                            (In Thousands)
                         SEGMENT INFORMATION

                          Three Months Ended      Nine Months Ended
                             September 30,          September 30,
                         --------------------- -----------------------

                            2007       2006       2007        2006
                         ---------- ---------- ----------- -----------
NET SALES

Beauty & Home            $ 258,613  $ 212,400  $  750,757  $  615,291
Closures                   126,519    113,808     368,032     328,738
Pharma                     100,559     78,632     289,617     234,707
Other                            1         65           3         262
                         ---------- ---------- ----------- -----------
Total Net Sales          $ 485,692  $ 404,905  $1,408,409  $1,178,998
                         ========== ========== =========== ===========

SEGMENT INCOME (1)

Beauty & Home            $  25,561  $  18,487  $   78,136  $   54,872
Closures                    12,494     11,825      39,838      34,548
Pharma                      29,407     21,731      78,445      58,642
Corporate Expenses and
 Other                     (10,213)    (7,405)    (35,943)    (28,079)
                         ---------- ---------- ----------- -----------
Total Income Before
 Interest and Taxes      $  57,249  $  44,638  $  160,476  $  119,983
Less: Interest Expense,
 Net                         2,658      3,467       8,735       9,433
                         ---------- ---------- ----------- -----------
Income before Income
 Taxes                   $  54,591  $  41,171  $  151,741  $  110,550
                         ========== ========== =========== ===========

SEGMENT INCOME %
Beauty & Home                  9.9%       8.7%       10.4%        8.9%
Closures                       9.9%      10.4%       10.8%       10.5%
Pharma                        29.2%      27.6%       27.1%       25.0%

Income before Interest
 and Taxes                    11.8%      11.0%       11.4%       10.2%
                         ========== ========== =========== ===========

Notes to Condensed Consolidated Financial Statements:
(1) - The Company evaluates performance of its business units and allocates resources based upon income before interest expense net of interest income, stock option and corporate expenses, income taxes and unusual items.


    CONTACT: AptarGroup, Inc.
             Stephen J. Hagge, 815-477-0424